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                                                                    EXHIBIT 3.20

                               OPERATING AGREEMENT
                                       OF
                            EXPERIENCE MANAGEMENT LLC


                                    ARTICLE A
                                     POWERS

         Sec. A.1 Subject to the Company's Articles of Organization, the Company shall have all powers necessary or convenient to effect any purpose for which the Company is formed, including all powers granted to corporations in section 261 of the business corporation act, Act No. 284 of the Public Acts of 1972, being section 450.1261 of the Michigan Compiled Laws.


                                    ARTICLE B
                                   MANAGEMENT

         Sec. B.1 The general management of the Company shall be by all of the members unless and until officers and/or directors are appointed by the members. Individual members may also be selected to implement the general policies and decisions of the members.

         Sec. B.2 (1) Selection, if any, of any officers, directors or individual members to implement the general policies and decisions of the members shall be by majority vote of the members voting in proportion to their shares of membership interest in the Company.

         (2) The members may remove 1 or more officers, directors or members who have been selected, with or without cause. Removal shall be by majority vote of the shares of membership interest voting.

         Sec. B.3 (1) An officer, director or member shall discharge his or her decision making and implementation duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner he or she reasonably believes to be in the best interests of the Company.

         (2) In discharging his or her duties, an officer, director or member may rely on information, opinions, reports or statements, including, but not limited to, financial statements or other financial data, if prepared or presented by any of the following:

         (a) One or more members or employees of the Company whom the officer, director or member reasonably believes to be reliable and





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competent in the matter presented.

         (b) Legal counsel, public accountants, engineers, or other persons as to matters the officer, director or member reasonably believes are within the person's professional or expert competence.

         (3) An officer, director or member is not entitled to rely on the information described in subsection (2) if he or she has knowledge concerning the matter in question that makes reliance otherwise permitted by subsection (2) unwarranted.

         (4) An officer, director or member is not liable for any action taken or any failure to take any action if his or her duties are performed in compliance with this section.

         (5) An officer, director or member shall account to the Company and hold as trustee for it any profit or benefit derived without the informed consent of the members by the officer, director or member from any transaction connected with the conduct or winding up of the Company or from any personal use by him or her of its property.

         (6) An action against an officer, director or member for failure to perform the duties imposed by the Act shall be commenced within 3 years after the cause of action has accrued, or within 2 years after the time when the cause of action is discovered or should reasonably have been discovered by the complainant, whichever occurs first.

         Sec. B.4 (1) The Company shall indemnify and hold harmless an officer, director or member selected to implement the general policies and decisions of the members from and against any and all losses, expenses, claims, and demands sustained by reason of any acts or omissions or alleged acts or omissions in such capacity, including judgments, settlements, penalties, fines, or expenses incurred in a proceeding to which the person is a party or threatened to be made a party because he or she is or was an officer, director or member making or implementing policies and decisions, except that the Company may not indemnify any person for conduct described in section 407(a), (b), or (c) of the Michigan Limited Liability Company Act (the "Act").

         (2) The members shall have the right to purchase insurance on behalf of an officer, director or member against any liability or expense asserted against or incurred in any such capacity or arising out of his or her status as an officer, director or member making or implementing decisions, whether or not the Company could otherwise indemnify against liability.



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                                    ARTICLE C
                      CAPITAL ACCOUNTS/MEMBERSHIP INTERESTS

         Sec. C.1 (1) Each member has contributed to the initial capital of the Company the following property with the following agreed upon values (which shall be the initial capital account of each of the members):

                  Member                 Property                Value

         Venture Holdings Trust            Cash                  $990.


         Venture Service Company           Cash                  $ 10.


         (2) The initial shares of membership interest in the Company of each member (membership interests being based on the capital accounts), shall be as follows:

                  Member                 Interest                Shares

         Venture Holdings Trust             99%                    99

         Venture Service Company             1%                     1


         (3) (a) All items of income, distribution, loss, credit and deduction shall be allocated according to the then capital accounts of the members.

         (b) Capital accounts shall be maintained in accordance with Internal Revenue Code Regulations ("IRC Reg.") '1.704-1(b)(2)(iv) and liquidating distributions shall be made in accordance with positive capital account balances.

         (c) A member to whom an allocation is made is not obligated unconditionally to restore a deficit balance in such member's capital account at the time of liquidation of such member's interest, but rather, the alternate test for economic effect under IRC Reg. '1.704-1(b)(2)(ii)(d) shall apply so that a member who unexpectedly receives an adjustment, allocation or distribution described in (4), (5) or (6) thereof, shall be allocated items of income and gain (consisting of a pro rata portion of each item of partnership income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such deficit balance as quickly as possible.

         (d) If there is a net decrease in Company minimum gain for a


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taxable year of the Company, each member must be allocated items of Company income and gain for that year equal to that member's share of the net decrease in Company minimum gain pursuant to IRC Reg.
'1.704-2(f).

         Sec. C.2 (1) A person may become a member of the Company by making a contribution accepted by the Company.

         (2) A person who is a member of the Company is not liable for the acts, debts, or obligations of the Company.

         Sec. C.3 A membership interest in the Company shall not be assignable or transferable.


                                    ARTICLE D
                                     RECORDS

         Sec. D.1 The Company shall keep at its registered office all of the following:

         (1) A current list of the full name and last known address of each member.

         (2) A copy of the Articles or restated Articles of Organization, together with any amendments to the Articles.

         (3) Copies of the Company's federal, state, and local tax returns and reports, if any, for the 3 most recent years.

         (4) Copies of any financial statements of the Company for the 3 most recent years.

         (5) Copies of this Operating Agreement.

         (6) Copies of records that would enable a member to determine the members' relative shares of the Company's distributions and their relative voting rights.

         Sec. D.2 (1) Upon written request of a member, the Company shall mail to the member a copy of its most recent annual financial statement and its most recent federal, state, and local income tax returns and reports. Upon reasonable request, a member may obtain true and full information regarding the current state of business and financial condition of the Company.

         (2) Upon reasonable written request and during ordinary business hours, a member or his or her designated representative may inspect and copy, at the member's expense, any of the records



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required to be maintained under this Article.

         (3) Upon reasonable written request, a member may obtain such other information regarding the affairs of the Company or inspect, personally or through a representative and during ordinary business hours, such other books and records of the Company, as is just and reasonable.

         (4) A member may have a formal accounting of the Company's affairs whenever circumstances render it just and reasonable.


                                    ARTICLE E
                                  CONTRIBUTIONS

         Sec. E.1 (1) Subject to the Company's Articles of Organization, the contribution of a member to the Company may consist of any tangible or intangible property or benefit to the Company, including cash, property, services performed, promissory notes, contracts for services to be performed, or other binding obligation to contribute cash or property or to perform services.

         (2) A contribution of an obligation to contribute cash or property or services to be performed may be in exchange for a present membership interest or for a future membership interest, including a future profits interest.


                                    ARTICLE F
                                  DISTRIBUTIONS

         Sec. F.1 Subject to the Company's Articles of Organization, distributions of cash or other assets of the Company shall be allocated among the members and among classes of members in accordance with their capital accounts maintained pursuant to Article C hereof.

         Sec. F.2 A member may receive distributions from the Company before the withdrawal of the member from the Company and before the dissolution and winding up of the Company to the extent and at the times or upon the direction of the members, provided that:

         (1) A distribution shall not be made if, after giving it effect, the Company would not be able to pay its debts as they become due in the usual course of business or the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights of other members upon dissolution that are superior to the rights of





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the member or members receiving the distribution.

         (2) The Company may base a determination that a distribution is not prohibited under subsection (1) either on financial statements prepared on the basis of accounting practices and principles that are reasonable under the circumstances or on a fair valuation or other method that is reasonable under the circumstances.

         (3) The effect of a distribution under subsection (1) is measured at the following times:

                           (a) In the case of a distribution of indebtedness,
as of the date the indebtedness is authorized if distribution occurs within 120 days after the date of authorization or the date the indebtedness is distributed if it occurs more than 120 days after the date of authorization.

                           (b) In all other cases, as of the date the
distribution is authorized if the payment occurs within 120 days after the date of authorization or the date the payment is made if it occurs more than 120 days after the date of authorization.

         (4) At the time a member becomes entitled to receive a distribution, the member shall have the status of, and is entitled to all remedies available to, a creditor of the Company with respect to the distribution. The Company's indebtedness to a member incurred by reason of a distribution made in accordance with this section shall be at parity with the Company's indebtedness to its general, unsecured creditors except as otherwise agreed.

         (5) The enforceability of a guaranty or other undertaking by a third party relating to a distribution shall not be affected by the prohibition of the distribution under subsection (1).

         (6) If any claim is made to recover a distribution made contrary to subsection (1) or if a violation of subsection (1) is raised as a defense to a claim based upon a distribution, this section shall not prevent the person receiving the distribution from asserting a right of rescission or other legal or equitable rights.

         Sec. F.3 A withdrawing member, within 180 days after withdrawal, shall have the right to demand in writing a distribution of the fair value of his or her interest. The remaining members shall have 90 days after such demand to determine whether such distribution is to be in-kind (including an undivided fractional share in one or more assets of the Company), in cash, or partly in-kind and partly cash and an additional 180 days to arrange any necessary financing and make such distribution,





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provided, in any case:

         (1) A distribution shall not be made to the extent that, after giving it effect, the Company would not be able to pay its debts as they become due in the usual course of business or the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights of other members upon dissolution that are superior to the rights of the member or members receiving the distribution.

         (2) The Company may base a determination that a distribution is not prohibited under subsection (1) either on financial statements prepared on the basis of accounting practices and principles that are reasonable under the circumstances or on a fair valuation or other method that is reasonable under the circumstances.

         (3) The effect of a distribution under subsection (1) is measured, except as provided in subsection (5), in the case of a distribution of a the fair value of a withdrawing member's interest, as of the earlier of the date money or other property is transferred or debt incurred by the Company, or the date the member ceases to be a member.

         (4) At the time a member becomes entitled to receive a distribution, the member shall have the status of, and is entitled to all remedies available to, a creditor of the Company with respect to the distribution. The Company's indebtedness to a member incurred by reason of a distribution made in accordance with this section shall be at parity with the Company's indebtedness to its general, unsecured creditors except as otherwise agreed.

         (5) If the Company distributes an obligation to make future payments as payment of the fair value of a withdrawing member's interest, and distribution of the obligation would otherwise be prohibited under subsection (1) at the time it is made, the Company may issue the obligation and the following apply:

                  (a) At any time prior to the due date of the obligation, payments of principal and interest may be made as a distribution to the extent that a distribution may then be made under this section.

                  (b) At any time on or after the due date, the obligation to pay principal and interest is considered distributed and treated as indebtedness described in subsection (4) to the extent that a distribution may then be made under this section.






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                           (c) The obligation is not considered a liability or
debt for purposes of determinations under subsection (1) except to the extent that it is considered distributed and treated as indebtedness under this subsection.

         (6) The enforceability of a guaranty or other undertaking by a third party relating to a distribution is not affected by the prohibition of the distribution under subsection (1).

         (7) If any claim is made to recover a distribution made contrary to subsection (1) or if a violation of subsection (1) is raised as a defense to a claim based upon a distribution, this section shall not prevent the person receiving the distribution from asserting a right of rescission or other legal or equitable rights.

         Sec. F.4 A member, regardless of the nature of the member's contribution, has no right to demand and receive a distribution from the Company in any form other than cash, and a member may not be compelled to accept from the Company a distribution of an asset in kind to the extent that the percentage of the asset distributed to the member exceeds a percentage of that asset that is equal to the percentage of the shares of membership interests held by him or her in the Company.


                                    ARTICLE G
                                     VOTING

         G.1 (1) The members of the Company shall vote in proportion to their shares of membership interest in the Company.

         (2) As used in this Agreement, a "majority in interest", or a similar phrase, shall refer to a majority of the outstanding shares of membership interests in capital and profits.

         (3) Meetings may be conducted:

         (a) Without notice, by actual meeting or telephonic communications, at any time or place within the State of Michigan, at which time there need be present or represented only a majority in interest of the outstanding shares and a vote of a majority of those voting shall be necessary to take any action; provided, that if such meeting is held without notice, then the vote of a majority in interest of the outstanding shares shall be required to take any action and the members not present shall be notified in writing within 10 days of such meeting of any resolutions passed at such meeting.






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         (b) With three (3) days notice given by any member, by actual meeting or telephonic communications, at any time or place within the State of Michigan, at which time there need be present or represented only forty percent (40%) of the membership interests outstanding and a vote of a majority of those voting shall be necessary to take any action.

         The foregoing shall not modify any provision in this Agreement or the Articles of Organization requiring a specific number of shares of membership interests to pass a measure, including, but not limited to, the requirements for continuing the Company after a dissolution event or for admitting a new member.

         (4) All of the members shall at all times have the right to vote on the following:

         (a) The dissolution of the Company pursuant to section 801(c) of the Act.

         (b) Merger of the Company pursuant to sections 701 through 706 of the Act.

         (c) A transaction involving an actual or potential conflict of interest between a member and the Company.

         (d) An amendment to the Articles of Organization.

         (e) The sale, exchange, lease, or other transfer of all or substantially all of the assets of the Company other than in the ordinary course of business.

         Sec. G.2 Each Member shall be entitled to one vote in person or by proxy for each share of membership interest having voting power held by such Member, but no proxy shall be voted on after three (3) months from its date, unless the proxy provides for a longer period. If the Articles of Organization provide for more or less than one vote for any share of membership interest, on any matter, every reference in this Article to a majority or other proportion of interests shall refer to such majority or other proportion of the total votes of all shares of membership interests.


                                    ARTICLE H
                                     SHARES

         Sec. H.1. Every holder of a share of membership interest in the Company shall be entitled to have a certificate signed by, or in the name of the Company by two or more members certifying the





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number of shares of membership interest owned by him/her in the Company. All certificates shall note that there are restrictions on assignment which are fully set forth in the Articles of Organization and the Operating Agreement.

Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount paid thereon shall be specified.

If the Company shall be authorized to issue more than one class of interests or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of interest or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Company shall issue to represent such class or series of shares, provided that, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificates which the Company shall issue to represent such class or series of shares, a statement that the Company will furnish without charge to each member who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of interests or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

         Sec. H.2. Where a certificate is countersigned (1) by a transfer agent other than the Company or its employee, or, (2) by a registrar, other than the Company or its employee, any other signature on the certificate may be a facsimile. In case any member, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such member, transfer agent or registrar before such certificate is issued, it may be issued, by the Company with the same effect as if he/she were such member, transfer agent or registrar at the date of issue.

         Sec. H.3. The members may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate or shares to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the members may, in their discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his/her legal representative, to advertise the same in such manner as it shall require and/or to give the Company a bond in such sum as it may direct as indemnity against any claim





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that may be made against the Company with respect to the certificate alleged to have been lost, stolen, or destroyed.


         Sec. H.4. In order that the Company may determine the members entitled to notice of or to vote at any meeting of members or any adjournment thereof, or to express consent to Company action in writing without a meeting, or entitled to receive payment of any distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of interests orE for the purpose of any other lawful action, the members may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of members of record entitled to notice of or to vote at a meeting of members shall apply to any adjournment of the meeting; provided, however, that the members may fix a new record date for the adjourned meeting. Absent member action, the record date shall be ten (10) days before the date of such meeting.

         Sec. H.5. The Company shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares of membership interest to receive distributions, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares of membership interest, and shall not be bound to recognize any equitable or other claim interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of organization.

         Sec. H.6. Distributions upon the shares of membership interests of the Company, subject to the provisions of the Articles of Organization, if any, may be declared by the members at any regular or special meeting, pursuant to the law.E Distributions may be paid in cash, in property, or in shares of membership interests (such shares only to be distributed pro rata) subject to the provisions of the Articles of Organization, this Operating Agreement and the Act.

         Sec. H.7. Before payment of any distribution, there may be set aside out of any funds of the Company available for distributions such sum or sums as the members from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing distributions, or for repairing or maintaining any property of the Company, or for such other purpose as the members shall think conducive to the interest of the Company, and the members may modify or abolish any such reserve in the manner in which it was created.





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This Operating Agreement executed to be effective as of December 1, 1997.

VENTURE HOLDINGS TRUST

BY:   /s/ Michael G. Torakis
   ---------------------------------
ITS:

VENTURE SERVICE COMPANY

BY: /s/ James E. Butler, Jr.
   ---------------------------------
ITS: